Exhibit (a)(15)

Advanced Semiconductor Engineering, Inc.

Investor Relations Contact:

Iris Wu, Manager

irissh_wu@aseglobal.com

Tel: +886.2.6636.5678

http://www.aseglobal.com

February 24, 2016

Press Release in connection with ASE’s Tender Offer for SPIL Shares

Taipei, Taiwan, R.O.C., February 24, 2016 – Advanced Semiconductor Engineering, Inc. (TWSE Code: 2311, NYSE Code: ASX) (“ASE”) received today the decision made by the Taiwan Fair Trade Commission (“FTC”) to extend the review period of the proposed acquisition of shares of Siliconware Precision Industries Co., Ltd. (“SPIL”) by ASE (“the Tender Offer”).

To accommodate the FTC review period for the Tender Offer, ASE previously filed and publicly announced on February 4, 2016 that in accordance with laws, the expiration date of the Tender Offer has been extended from February 16, 2016 to March 17, 2016. ASE trusts that the FTC will review the Tender Offer and make its final decision before March 17, 2016, in order to protect the interests of investors and all SPIL shareholders participating in the Tender Offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this communication that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, results could be materially adversely affected. The risks and uncertainties include, but are not limited to: the risk that the recently announced tender offer to acquire Common Shares or ADSs of SPIL may not be consummated, or may not be consummated in a timely manner; uncertainties as to how many holders of common shares and ADSs will tender their common shares and ADSs and whether the purchase of common shares and ADSs could adversely affect the liquidity and market value of the remaining common shares and ADSs held by the public; the possibility that competing offers will be made; the risk that shareholder litigation in connection with the tender offer may result in significant costs of defense, indemnification and liability; the possible effects of disruption on ASE’s business, including increased costs and diversion of management time and resources, making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and other risks and uncertainties detailed from time to time in ASE’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 20-F.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and does not constitute either an offer to purchase or a solicitation of an offer to sell securities of SPIL. ASE filed a tender offer statement on Schedule TO with the SEC on December 29, 2015 (as from time to time amended and supplemented, the “Schedule TO”). The offer to purchase common shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”) and ADSs is only being made pursuant to the offer to purchase, the ADS letter of transmittal, the common share form of acceptance and related materials filed with the SEC by ASE as a part of its Schedule TO. Investors and security holders are urged to read the Schedule TO (including the offer to purchase, the ADS letter

Advanced Semiconductor Engineering, Inc.

of transmittal, the common share form of acceptance and related materials), as it may be amended from time to time, because it contains important information about the tender offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to MacKenzie Partners, Inc., the U.S. Information Agent for the US Offer, at +1 (800) 322-2885 (toll-free) (for holders in the U.S. and Canada) or +1 (212) 929-5500 (call collect) (for holders in other countries). Copies of these materials and any documentation relating to the tender offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would be unlawful.

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